Exhibit 1

St. Jude Medical Board of Directors Authorizes Share Repurchase

St. Paul, MN, August 16, 2004 — St. Jude Medical, Inc. (NYSE:STJ) announced today that its Board of Directors has authorized a share repurchase program of up to $300 million of its outstanding common stock. The authorization expires on December 31, 2006. The repurchases will occur at such times and at such prices as the management of the Company determines and may be effected through transactions in the open market, in privately negotiated transactions or in derivative transactions. The share repurchase program will be funded by the Company’s existing commercial paper program.

St. Jude Medical, Inc. (www.sjm.com) is dedicated to the design, manufacture and distribution of innovative medical devices of the highest quality, offering physicians, patients and payers unmatched clinical performance and demonstrated economic value.